Exhibit 4.8

Doskocil Manufacturing Company, Inc. d/b/a Petmate

PURCHASE ORDER

PURCHASE ORDER	REVISION	PAGE
	0	1 of 12

THIS PURCHASE ORDER NO. MUST APPEAR ON ALL INVOICES, PACKING LISTS, CARTONS, AND CORRESPONDENCE RELATED TO THIS ORDER.

VENDOR :
JIA SHENG ENTERPRISE CO
JIA SHENG ENTERPRISE CO., LTD
TONGSHA INDUSTRIALL ESTATE,
DONGGUAN , GUANGDONG
China

SHIP TO:
800 Stephens
Arlington , TX 76017
United States

BILL TO:
Doskocil Mfg Co., d/b/a PETMATE
ATTN: Accounts Payable
P.O. Box 1246
Arlington ,TX 76004-1246
United States

CUSTOMER ACCOUNT NO. SUPPLIER NO.	DATE OF ORDER / BUYER	REVISED DATE / BUYER
		/ W LIAO
PAYMENT TERMS		F.O.B.
Net 45 from Ship Date		Yantian, China
FREIGHT TERMS	REQUESTOR / DELIVER TO	VENDOR CONTACT / TELEPHONE
		S CHEN / (0769) 2276-7218

--All Purchase Orders must be confirmed in writing within 24 hours of receipt.
-All Dates shown on this P.O. Del. Dt. reflect the date goods are required to arrive at Petmate facility, Unless otherwise stated in the SHIP TO.
-- Please provide sufficient transportation lead time to meet the shown delivery dates.
-- The Carrier (Domestic or FOB Arlington only) must provide 24 hour advance delivery to Petmate at (817) 467-5116.
--All Suppliers must adhere to the Petmate Shipping and Routing Guide.

ITEM	PART NUMBER REVISION VENDOR PART #- DESCRIPTION	DELIVERY DATE / UPC	QUANTITY	UNIT	UNIT PRICE	EXTENSION	TAX
		2					

Doskocil Manufacturing Company, Inc. d/b/a Petmate is an Equal Employment Opportunity/Affirmative Action employer subject to all federal, state and local EEO regulations as well as the provisions of Executive Order 1126, The Rehabilitation Act and The Vietnam Era Veteran's Readjustment Assistance Act.